SCHEDULE 14A
                                (RULE 14A-101)

                        INFORMATION REQUIRED IN PROXY STATEMENT
                               SCHEDULE 14A INFORMATION
              PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the registrant  X

Filed by a party other than the registrant

Check the appropriate box:

   Preliminary proxy statement     Confidential, For Use of the Commission Only
X  Definitive proxy statement            [as Permitted by rule 14a-6(e)(2)]
   Definitive additional materials
   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         THE BOMBAY COMPANY, INC.
               (Name of Registrant as Specified in Its Charter)

       Michael J. Veitenheimer, Vice President, Secretary and General Counsel

X     No fee required.
      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transactions applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):

       (4)  Proposed maximum aggregate value of transaction:

       (5)  Total fee paid:

      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

_______________________________________________________________________________

      (2)   Form, Schedule or Registration Statement No.:

_______________________________________________________________________________

      (3)   Filing Party:

_______________________________________________________________________________

      (4)   Date Filed:






                           THE BOMBAY COMPANY, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 15, 2003


To Bombay Shareholders:

      Please join us for the Annual Meeting of Shareholders of The Bombay Company, Inc. The meeting will be held at the Dorothea Leonhardt Lecture Hall at the Botanic Garden Center Complex, 3220 Botanic Garden Blvd., Fort Worth, Texas, on Thursday, May 15, 2003 at 9:00 a.m. (C.D.T.). At the meeting, holders of Bombay Common Stock will act on the following matters:

      1. To elect two directors in Class C to serve for three-year terms expiring in 2006, or until their successors are elected and qualified;

      2. To consider and act upon a proposal to approve the Company's Executive Management Incentive Compensation Plan, as amended; and

      3. To take action upon any other business that may properly come before the meeting or any adjournment thereof.

      By resolution of the Board of Directors, all shareholders of record as of the close of business on March 18, 2003 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. The Annual Report of the Company, including financial statements for the fiscal year ended February 1, 2003, has been mailed to all shareholders.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE BY INTERNET OR TELEPHONE.

                                             By Order of the Board of Directors


                                                      MICHAEL J. VEITENHEIMER
                                                     Vice President, Secretary
                                                       and General Counsel
Fort Worth, Texas
April 10, 2003





                           THE BOMBAY COMPANY, INC.
                               550 Bailey Avenue
                            Fort Worth, Texas 76107
                                (817) 347-8200

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 15, 2003


      The Bombay Company, Inc. Board of Directors is soliciting your proxy for use at the Annual Meeting of Shareholders on Thursday, May 15, 2003. This Notice, Proxy Statement and enclosed form of proxy will be mailed to shareholders beginning Thursday, April 10, 2003.

                                    VOTING

WHO CAN VOTE

      Only shareholders of record at the close of business on March 18, 2003 will be entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting. On that date the Company had 33,588,501 shares of Common Stock outstanding. Each share of Bombay Common Stock you own entitles you to one vote.

      EMPLOYEE BENEFIT PLAN SHARES. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in the plan, the number shown on the enclosed proxy card includes shares you hold in each plan, as well as any shares you own of record, if any. The trustee for each plan will cause votes to be cast in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

HOW YOU CAN VOTE

      If you are a shareholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

      {circle}VOTE    BY    INTERNET,    by   going   to   the   web    address
         http://www.eproxyvote.com/bba  and   following  the  instructions  for
         Internet voting shown on the enclosed proxy card.

      {circle}VOTE BY PHONE, by dialing 1-877-779-8683 and following the instructions for telephone voting shown on the enclosed proxy card.

      {circle}VOTE BY PROXY CARD, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or phone, please do not mail your proxy card.

      If your shares are held in "street name" (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote by Internet or phone.







      IF YOU WOULD LIKE TO VOTE ON ALL PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, THERE IS NO NEED FOR YOU TO SPECIFY YOUR VOTE ON THE INDIVIDUAL PROPOSALS. JUST SIGN AND RETURN YOUR CARD, OR INDICATE BY INTERNET OR PHONE YOUR DESIRE TO VOTE AS RECOMMENDED BY THE BOARD. THE NAMED PROXIES WILL VOTE YOUR SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS DESCRIBED UNDER PROPOSAL ONE-ELECTION OF DIRECTORS, AND FOR PROPOSAL TWO-APPROVAL OF THE EXECUTIVE MANAGEMENT INCENTIVE BONUS PLAN, AS AMENDED.

      If you would like to vote on individual proposals, return your signed and marked proxy card or use Internet or phone voting before the Annual Meeting. The named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all of the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate. See Proposal One-Election of Directors. For the second proposal, you may vote "FOR," "AGAINST" or "ABSTAIN" from voting.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

      If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

      {circle}Sending written  notice  of revocation to the Company's Corporate
         Secretary.

      {circle}Submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the Internet voting instructions; (2) following the telephone voting instructions or (3) completing, signing, dating and returning a proxy card to the Company.

      {circle}Attending the Annual Meeting and voting by ballot.

      If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.

QUORUM AND VOTE REQUIREMENTS

      A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked "Abstain" or "Withheld" and "broker non-votes" are counted in determining whether a quorum is present. A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority and has not received instructions from its client as to how to vote on a particular proposal.

      The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of each director. Other matters will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. For matters requiring the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote, "broker non-votes" are not counted as among the shares entitled to vote with respect to such matter, and thus have the effect of reducing the number of affirmative votes required to approve a proposal and the number of negative votes or abstentions required to block such approval. Abstentions and withheld votes are counted in determining the total number of votes cast on a proposal. An abstention or withheld vote has the effect of a negative vote. Cumulative voting is not permitted.

HOW PROXIES ARE SOLICITED

      The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Company. In addition to the solicitation of proxies by use of the mail, certain officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) may be used to solicit proxies personally and by telephone. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing. To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies. Whether such a measure will be necessary depends entirely upon how promptly proxies are received. No outside proxy solicitation firm has been selected or engaged with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.

                              SECURITY OWNERSHIP

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

      The following tables set forth as of March 18, 2003 the numbers of shares of Common Stock beneficially owned by each director and director nominee of the Company, each executive officer named in the Summary Compensation Table, all directors and executive officers of the Company as a group and by each person known to Bombay to own more than 5% of the outstanding shares of common stock.

      Under the rules of the Securities and Exchange Commission, the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership of shares rather than direct ownership of issued and outstanding shares.

      Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of Common Stock indicated in the table as beneficially owned by such person. The table does not include stock units acquired in lieu of cash retainers and meeting fees under the Non-Employee Director Equity Plan unless the shares may be acquired within 60 days. The table includes shares held in the Bombay 401(k) Savings and Stock Ownership Plan.




TITLE OF                                         AMOUNT AND NATURE      PERCENT OF
CLASS           NAME OF BENEFICIAL OWNER     OF BENEFICIAL OWNERSHIP    CLASS

Common Stock      John C. Beuttell                  53,335 (1)              *
Common Stock      James D. Carreker                 75,000 (2)              *
Common Stock      John H. Costello                  49,721 (3)              *
Common Stock      Elaine D. Crowley                190,581 (4)              *
Common Stock      Stephen Farley                       0                    *
Common Stock      Brian N. Priddy                  344,643 (5)            1.0%
Common Stock      Paul J. Raffin                      3,000                 *
Common Stock      Julie L. Reinganum                32,574 (6)              *
Common Stock      Bruce R. Smith                    35,300 (7)              *
Common Stock      Nigel Travis                      32,919 (8)              *
Common Stock      Michael J. Veitenheimer          203,095 (9)              *
Common Stock      All present executive          1,147,502 (10)           3.3%
                  officers and directors
                  as a group
                  (12 persons)

*Less than one percent (1%)


  (1) These shares may be acquired upon exercise of options.

  (2) Includes 50,000 shares of restricted stock subject to forfeiture in certain circumstances.

  (3) Includes 13,000 shares which may be acquired upon exercise of options.

  (4) Includes 148,535 shares which may be acquired upon exercise of options and 4,804 shares owned in the Company's 401(k) Savings and Stock Ownership Plan.

  (5) Includes 290,254 shares which may be acquired upon exercise of options and 25,000 shares of restricted stock subject to forfeiture in certain circumstances.

  (6) Includes 18,000 shares which may be acquired upon exercise of options. Does not include 862 stock units owned in the Non-Employee Director Equity Plan.

  (7) Includes 24,000 shares which may be acquired upon exercise of options.

  (8) Includes 18,000 shares which may be acquired upon exercise of options.

  (9) Includes 162,534 shares which may be acquired upon exercise of options and 37,545 shares owned in the Company's 401(k) Savings and Stock Ownership Plan.

 (10) Includes 801,657 shares which may be acquired upon exercise of options.






SECURITIES OWNED BY OTHER PRINCIPAL SHAREHOLDERS (GREATER THAN 5%)

                  NAME AND ADDRESS OF            AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS     BENEFICIAL OWNER              BENEFICIAL OWNERSHIP   OF CLASS

Common Stock     Cramer Rosenthal McGlynn, LLC   3,659,700 shares (1)   10.9%
                 520 Madison Avenue
                 New York, NY 10022

Common Stock     Dimensional Fund Advisors Inc.  2,853,890 shares (2)    8.5%
                 1299 Ocean Avenue, 11th Floor
                 Santa Monica, CA 90401
___________

(l) Cramer Rosenthal McGlynn, LLC filed with the Securities and Exchange Commission an Amended Schedule 13G dated January 10, 2003 indicating sole voting power and sole dispositive power covering 3,399,900 shares and shared voting and dispositive power over 258,800 shares.

(2) Dimensional Fund Advisors Inc. filed with the Securities and Exchange Commission a Schedule 13G dated February 3, 2003.





                             ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

      The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The terms of office of the directors in Class C expire with this Annual Meeting. Mr. Paul J. Raffin was elected to the Board in December 2002 to fill the vacancy created by the retirement of Ms. Barbara Bass, for the unexpired portion of her term ending with the 2004 Annual Meeting. The Board of Directors also elected Mr. James D. Carreker to the Board and as Non-Executive Chairman of the Board in December 2002. Mr. Carreker will fill a vacancy in the Class C directors, which are nominated for election at this meeting. Ms. Carmie Mehrlander resigned from the Board upon her departure from the Company on August 19, 2002. Mr. James A. Marcum resigned from the Board effective February 6, 2002 and Mr. Glenn Hemmerle is not standing for re-election and will leave the Board as of the date of the Annual Meeting.

      The  Board  of  Directors  has nominated  two  persons  for  election  as directors in Class C at the Annual Meeting to serve for three-year terms expiring in 2006 or until their successors are elected and qualified. Mr. James D. Carreker and Mr. Nigel Travis are currently serving as directors and have consented to serve upon election. There is a vacancy in Class C which the Governance and Nominations Committee is in the process of filling. Shareholders may only vote for the two nominees listed.


                   DIRECTORS WHO ARE NOMINATED FOR ELECTION

                              PRINCIPAL                DIRECTOR     TERM TO
DIRECTOR'S NAME        AGE    OCCUPATION               SINCE        EXPIRE

James D. Carreker      55     Non-Executive            2002         2006
                              Chairman of the Board
Nigel Travis           53     President and Chief      2000         2006
                              Operating Officer,
                              Blockbuster Inc.



               CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

                             PRINCIPAL                 DIRECTOR     TERM TO
DIRECTOR'S NAME       AGE    OCCUPATION                 SINCE       EXPIRE

John H. Costello      55     Executive Vice President,   2001        2005
                             Marketing, The Home Depot

Paul J. Raffin        49     Executive Vice President,   2002        2004
                             Merchandising
                             Express, Inc.

Julie L. Reinganum    47     President and Chief         2000        2004
                             Executive Officer,
                             Pacific Rim Resources,
                             Inc.

Bruce R. Smith        61     Business Consultant         1999         2004


      Additional information regarding the two nominees for election as directors and the continuing directors of the Company is as follows:

NOMINEES

      James D. Carreker was elected to the Board of Directors and named Non-Executive Chairman of the Board in December 2002. Mr. Carreker is the founder and owner of JDC Holdings, Inc., a private equity investment firm in Dallas, Texas. He served as Chairman of the Board of Wyndham International, Inc. from March 1999 to October 2000 and as Chief Executive Officer of Wyndham International from January 1998 to June 1999. He also served as a director of Patriot American Hospitality, Inc., a hotel real estate investment trust until it became a wholly owned subsidiary of Wyndham International in June 1999. Mr. Carreker served as President and Chief Executive Officer of Wyndham Hotel Corporation from May 1996, and as a director of Wyndham from February 1996, until the merger of Wyndham with Patriot in June 1998. Mr. Carreker was the managing general partner of Wyndham Hotels from May 1988 until the company went public in May 1996. Mr. Carreker also served as President and Chief Executive Officer of Trammell Crow Company from August 1994 to December 1995. He began his retailing career in 1972 with Federated Department Stores, Inc. His retail experience includes various positions with Federated Department Stores, Inc., including President of Burdines, Inc., and as Senior Vice President of Finance and Operations of Sanger-Harris, Inc. He serves on the boards of directors of Outrigger Hotels and Resorts, Crow Holdings, CBRL Group, Inc., Carreker Corporation and Brown Jordan International.

      Nigel Travis was elected to the Board of Directors in August 2000. He currently serves as President and Chief Operating Officer of Blockbuster Inc. Prior to this appointment, Mr. Travis served as Blockbuster Executive Vice President and President, Worldwide Stores Division from December 1999 to October 2001, as President, Worldwide Retail Operations from 1998 to 1999, as Executive Vice President and President, International from 1997 to 1998 and as Senior Vice President, Europe from 1994 to 1997. Prior to his services with Blockbuster, Mr. Travis was employed by Grand Metropolitan from 1985 to 1994, with his final position as Managing Director, Europe, Middle East and Africa for Burger King Corporation, headquartered in Uxbridge, England. Mr. Travis also served as the senior independent director and was a member of the Audit Committee of the Board of Directors of Limelight, PLC in the UK from October 1996 to August 2000. He currently serves on the Board of Directors of the Video Software Dealers' Association (VSDA).

CONTINUING DIRECTORS

      John H. Costello was elected to the Board of Directors in April 2001. He currently serves as Executive Vice President and Chief Marketing Officer of The Home Depot. Prior to joining The Home Depot in November 2002, Mr. Costello was Chief Global Marketing Officer of Yahoo! Inc. from October 2001 to October 2002. Prior thereto, Mr. Costello was President and Chief Executive Officer of MVP.com, an internet retailer principally engaged in the business of selling outdoor and sporting goods merchandise, from September 1999 to May 2001. He served as President of AutoNation Inc. from December 1998 to August 1999 and as Senior Executive Vice President of Sears, Roebuck & Co. from 1993 to 1998, where he was a member of the Sears Executive Committee and served on the Board of Directors of Sears Canada, Inc. He is a director and past Chairman of The Advertising Council, a director and past Chairman of the Association of National Advertisers, and a director of the Retail Advertising and Marketing Association.

      Paul J. Raffin was elected to the Board of Directors in December 2002. Since 1997 he has served as Executive Vice President of Merchandising of Express, Inc., a $2.2 billion division of Limited Brands. Express operates over 1,100 men's and women's fashion stores. Prior thereto he was President, Mail Order of J. Crew from 1995 to 1997, President of Gant, a division of Crystal Brands, from 1994 to 1995 and President of the Colours and Coloursport Division of Colours by Alexander Julian from 1990 to 1994 after being Vice President, General Merchandising Manager from 1986 to 1990. Mr. Raffin began his retailing career at Bloomingdale's in 1975 and has also held various management positions at Izod Lacoste (Division of General Mills), Merona Sport (Division of Oxford Industries) and Tricots St. Rafael.

      Julie L. Reinganum has been a member of the Board of Directors of the Company since August 2000. Since 1988 she has been President and CEO of Pacific Rim Resources, Inc., a management consulting firm serving multinational corporations. Prior thereto, Ms. Reinganum held positions at American International Group from 1986 to 1988 and at Pacific Telesis International from 1984 to 1986. From 1979 to 1982 she worked for the National Committee on US-China Relations. Ms. Reinganum serves on the boards of the Stanford University Graduate School of Business ACT program, the Hopkins Nanjing Center for Chinese and American Studies, the University of San Francisco Center for the Pacific Rim and Golden Javelin Ltd., a Hong Kong investment firm.

      Bruce R. Smith joined the Board in September 1999. Mr. Smith is a business consultant in the professional services, technology and retail industries. Since September 2001 he has served as a founding partner of i3 Partners Consulting, which provides Board and CEO level consulting to companies and equity capital firms focusing on marketing, sales and customer relationship management. Prior thereto, he was a principal with Nextera/Sibson Consulting Group, responsible for the creation and business development of the equity capital services practice. From 1994 to 1998, Mr. Smith served as Chairman of the Board, President and Chief Executive Officer of Integration Alliance Corporation, a distribution, integration and marketing company that provided a high value, complex systems channel model for the Hewlett Packard UNIX, 3000 and NT environments. Prior thereto, he was President, Client Systems Company of Distribution Resources Corporation from 1991 to 1994.

                             CORPORATE GOVERNANCE

INTRODUCTION

      The Board of Directors undertook a comprehensive review and evaluation of its corporate governance practices beginning in 2001 with the formation of its Governance and Nominations Committee. This process has continued in light of the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations implementing this legislation and proposed new governance and listing standards by the New York Stock Exchange. This process has resulted in a formalized set of corporate governance guidelines and a number of new policies and procedures intended to give shareholders greater confidence in the functioning of the corporation, its periodic disclosures and its financial statements. A number of these new regulations and proposed rules are still preliminary and will require additional changes to the Company's governance documentation. The Board will review and periodically update these documents as it deems necessary and appropriate.

MEETINGS AND COMMITTEES OF THE BOARD

      For the fiscal year ended February 1, 2003 ("Fiscal 2002"), the Board of Directors met nine times. No director who served the entire fiscal year attended less than seventy-five percent (75%) of the meetings. The Board has three standing Committees, described below. Committee appointments are recommended by the Governance and Nominations Committee at or near the beginning of each fiscal year and are approved by the Board at its next meeting.

      Audit and Finance Committee. The Audit and Finance Committee consists of Nigel Travis (Interim Chair), Glenn E. Hemmerle and Julie Reinganum, each of whom is an independent director under the listing standards of the New York Stock Exchange. Mr. Paul J. Raffin will join the Committee as of the Annual Meeting. The Governance and Nominations Committee is in the process of recruiting a new member for the Audit and Finance Committee, who will satisfy the audit committee financial expert requirements recently adopted by the Securities and Exchange Commission. The Audit and Finance Committee assists the Board in fulfilling its responsibility to shareholders relating to the quality and integrity of the Company's financial reports and accounting and reporting practices. Its duties include reviewing the qualifications, independence and performance of the Company's independent public accountants; reviewing the scope, magnitude and budgets of all examinations of the Company's financial statements by the auditors; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving the cost and types of audit and non-audit services performed by independent public accountants; meeting with independent public accountants not less than once a year without Company representatives present to discuss internal controls and accuracy and completeness of the financial statements; reviewing the Company's Standards of Business Ethics and monitoring compliance; reviewing the effectiveness of the internal audit function and reports; ascertaining compliance with recent accounting pronouncements; reviewing results of audits with the independent public accountants and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls and similar issues; and notifying the Board of major problems or deficiencies discovered with respect to its duties. The Committee met nine times during Fiscal 2002.

      Compensation and Human Resources Committee. The Compensation and Human Resources Committee consists of Bruce Smith (Chair), John Costello, Paul Raffin and Julie Reinganum, each of whom is an independent director under the listing standards of the New York Stock Exchange. The Compensation and Human Resources Committee is primarily concerned with the Company's organization, salary and non-salary compensation and benefit programs, succession planning and related human resources matters. The Committee also evaluates the Chief Executive Officer and recommends to the Board of Directors annual salaries and bonus programs and administers certain retirement, stock option and other plans covering executive officers. The Committee met four times during Fiscal 2002.

      Governance and Nominations Committee. The Governance and Nominations Committee consists of Nigel Travis (Chair), John Costello and Bruce Smith, each of whom is an independent director under the listing standards of the New York Stock Exchange. The Committee was formed to address governance issues, to ensure that the Board and its Committees carry out their functions in accordance with governing law, regulations and their charters, to ensure that an assessment of the effectiveness of the Board as a whole, the Committees and individual directors is completed at least on an annual basis, and to identify, recruit, nominate and orient new directors. It also has the responsibility for shaping Bombay's corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters and director compensation. The Committee will consider nominations submitted by shareholders in accordance with the advance notice provisions of the Company's bylaws. See discussion under "Shareholder Proposals and Director Nominations." The Committee met six times during the fiscal year.

COMPENSATION OF DIRECTORS

      Fees.   For Fiscal 2002, non-employee directors  received  the  following fees:



Annual Retainer..............  $18,500
Committee Chair Annual Retainer  4,000
Board Meeting Fee............    1,000
Committee Meeting Fee........    1,000
Telephone Meeting Fee........      500

      In February 2003, the Annual Retainer was increased to $25,000, and the Board and Committee meeting fees were increased to $1,500. The Non-Executive Chairman of the Board is paid an annual retainer of $100,000 and does not receive payment of meeting fees. No fees are paid for actions taken by unanimous written consent in lieu of a meeting. The Company also reimburses directors for travel, lodging and related expenses incurred in attending meetings and provides directors with travel accident and directors' liability insurance.

      Stock Options/Fees in Stock/Deferrals. Members of the Board receive stock options and may opt to receive fees in the form of Common Stock or to defer those fees in the form of stock units pursuant to the Non-Employee Directors' Equity Plan (the "Directors' Plan"), adopted in 2001.

      The Directors' Plan provides for an initial grant of a nonqualified option to new directors and an automatic annual grant of nonqualified options to continuing directors on the third business day after the Company issues its press release summarizing the Company's operating results for the prior fiscal year. The initial and automatic annual option grants are the lesser of 8,000 shares (increased to 10,000 shares for 2003) or $75,000 in face value. The Non-Executive Chairman of the Board receives an annual option grant of 20,000 shares. The initial grant vests 20% per year over a five-year period and the annual grants vest in full six months after the grant. In the event of a change in control, as defined in the plan, all outstanding options become immediately exercisable.

      Non-employee directors may opt to be paid their fees in the form of Common Stock distributed to such director on a quarterly basis. Alternatively, non-employee directors may choose to defer the receipt of annual and committee chair retainers and meeting fees, which are then credited in stock units equivalent to Common Stock and held by the Company in an account for the benefit of each participating director. The stock units, which are fully vested, become payable in the form of Common Stock upon retirement from the Board or otherwise as specified in the director's election notice. The stock units are adjusted for stock dividends, stock splits, combinations, reclassifications, recapitalizations or other capital adjustments. In the event of a change in control, as defined in the plan, all stock units are immediately payable.

AUDIT AND FINANCE COMMITTEE DISCLOSURE

      The Audit and Finance Committee of the Board is responsible for, among other things, the appointment of the independent public accountants for the Company, reviewing with them the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls, and meeting periodically with internal auditors and independent accountants. The Audit and Finance Committee operates under a written charter, which was approved in its current form by the Committee and the Board of Directors in May 2001. All of the members of the Audit and Finance Committee satisfy the requirements for independence set forth in the listing standards of the New York Stock Exchange.

      Fees paid to PricewaterhouseCoopers LLP for Fiscal 2002 were:

Audit Fees............................$182,900
Financial Information Systems
     Design and Implementation Fees...       0
All Other Fees........................ 137,027

      The Audit and Finance Committee has determined that the services provided and included in "Financial Information Systems Design and Implementation Fees" and "All Other Fees" by PricewaterhouseCoopers did not impair its independence. These fees included $54,888 for U.S. and foreign tax compliance, $54,477 for U.S. and foreign tax consulting, $11,447 for other foreign statutory audit procedures, and $16,215 for other miscellaneous matters.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

      In connection with the financial statements of the Company as of and for the fiscal year ended February 1, 2003, the Audit and Finance Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Statement No. 1 and has discussed with the independent accountants the independence of the independent accountants. Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statement be included in the Company's Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

THE AUDIT AND FINANCE COMMITTEE

Nigel Travis, Interim Chairman
Glenn E. Hemmerle
Julie Reinganum

                               APPROVAL OF THE
         EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN, AS AMENDED


      The Board of Directors has adopted and, at the Annual Meeting, the Company's shareholders will be asked to approve the Company's amended Executive Management Incentive Compensation Plan (the "Plan").

      The Plan is designed so that, after it is approved by the Company's shareholders, payments made pursuant to its terms will qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder (the "Code"). Under Code Section 162(m), generally the Company may not deduct from its income for federal income tax purposes compensation paid to its Chief Executive Officer or any of the four other most highly compensated executive officers of the Company to the extent that any of those persons receives more than $1,000,000 of such compensation in any one year. If, however, the compensation is "performance-based," is paid under a plan approved by the shareholders and satisfies certain other criteria, the Company can deduct such compensation even to the extent that it exceeds $1,000,000 in a year.

      In  1994,  the Board of Directors adopted and shareholders  approved  the original Executive Management Incentive Compensation Plan, which was subsequently amended by the Board in 1997. That plan is being amended in order to make a number of changes, including: (i) amending the "determination of bonus" provisions to allow a participant's target bonus to be expressed as a percentage of the participant's base salary while de-emphasizing the former bonus pool structure; (ii) removing the automatic application of the earnings per share "growth factor" adjustments previously applied to bonuses; (iii) expanding the list of factors that may be used in measuring Company and individual performance; (iv) removing the provision that bonuses in excess of 150% of planned levels be paid in the form of Common Stock; and (v) certain other changes to ensure the Plan retains flexibility yet remains compliant with
Section 162(m) of the Code. The Board of Directors approved these amendments subject to approval by the shareholders at the Annual Meeting. If the shareholders do not approve the Plan, it will terminate and bonus payments will not qualify under Section 162(m).

      The essential features of the amended Plan as proposed are summarized below. The summary does not purport to be a complete description of all the provisions of the Plan. A copy of the Plan is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference. The following summary of the Plan is qualified in its entirety by reference to Exhibit A.

GENERAL

      The purpose of the Plan is to provide financial incentives for eligible Company officers to meet and exceed pre-determined annual financial goals for the Company, including those related to profitability, earnings per share and others discussed below. The Company intends that payments under the Plan qualify as performance-based compensation so that the tax deductibility of the payments is not limited by Section 162(m).

ADMINISTRATION

      The Plan will be administered by the Compensation and Human Resources Committee or another committee of directors as appointed by the Board of Directors in the future (the "Committee"). Any committee designated to administer the Plan will consist of no fewer than two members of the Company's Board of Directors, and all of its members will be "outside directors" under
Section 162(m). The Committee will have broad administrative authority to, among other things, designate participants, establish performance goals, interpret the Plan and prescribe, amend and rescind rules and regulations relating to it, and make all other determinations necessary or advisable in the administration of the Plan.

ELIGIBILITY AND PARTICIPATION

      All officers of the Company will be eligible to participate in the Plan. The Plan, however, is designed for officers whose responsibilities significantly influence Company results. The Committee, within the time periods specified under Section 162(m), will select the officers who will participate in the Plan for each fiscal year. As of February 2, 2003, approximately 14 officers would have been eligible for selection to participate in the Plan.

DETERMINATION AND PAYMENT OF BONUSES

      Each fiscal year, within the time periods specified under Section 162(m), the Committee will assign each participant a target bonus and prescribe all other factors to be used for determining the amount of the bonuses, if any, to be paid to participants pursuant to the Plan for that fiscal year. The Committee will also prescribe the percentage of the target bonus for each participant that will be determined based upon Company performance factors and the percentage that will be determined based upon individual performance factors. Target bonuses normally will be expressed as a percentage of base salary, although the Committee may establish the target bonus as a fixed dollar amount or provide that all or a portion of the target bonus will be determined based on a percentage of a bonus pool. Performance factors to be used by the Committee for measurement of Company performance may include any or all of the following: revenue, gross margin, selling, general and administrative expenses, operating profits, return on assets, and/or earnings per share. Performance factors to be used by the Committee for measurement of individual performance may include, in addition to those listed above, any or all of the following: gross or net income, cash flows, expense levels, debt balance, inventory shrinkage, and/or growth plans, in each case calculated based on a designated channel, division, region, line or other portion of the Company's and its affiliated companies' business or the Company and its affiliated companies as a whole. The Committee may also prescribe levels of achievement that will result in a bonus higher or lower than the target bonus and set minimum achievement thresholds, below which no bonus based on participants' performance goals will be earned. Notwithstanding any other provision of the Plan, the maximum bonus payable pursuant to the Plan to a participant for any fiscal year will be $2,000,000.

      Prior to the payment of any bonuses, the Committee will certify the level of achievement for each Company performance goal for the fiscal year and the level of achievement by each participant with respect to any individual performance goals applicable to such participant's award. Any bonuses earned under the Plan will be paid in cash approximately 45 days after the end of the fiscal year. Notwithstanding any contrary provision of the Plan, if a participant experiences a termination of employment prior to the end of a fiscal year, the Committee, in its sole discretion, may reduce or eliminate the bonus to be paid to such Participant for such fiscal year pursuant to the Plan.

AMENDMENT AND TERMINATION OF THE PLAN

      The Board of Directors, in its sole discretion, may alter, amend, or terminate the Plan, or any part thereof, at any time and for any reason. Amendments will be subject to shareholder approval to the extent that such amendment is required to ensure that payments under the Plan continue to be qualified under Section 162(m) as "performance-based compensation."

FEDERAL INCOME TAX CONSEQUENCES

      The following is a brief description of the federal income tax consequences generally arising with respect to bonuses that may be paid under the Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan.

      Under present federal income tax law, participants will recognize ordinary income equal to the amount of the bonus received under the Plan at the time of its receipt. Although the Company will normally be entitled to deduct amounts paid under the Plan constituting ordinary income to participants,
Section 162(m) imposes a limit of $1,000,000 on the amount of compensation that may be paid to certain officers of the Company in a calendar year. Amounts in excess of such limit are not deductible. Certain types of compensation are exempt from Section 162(m) and are not counted for purposes of this limit. Plan bonuses are designed to satisfy this exemption. Therefore, as long as the bonuses paid pursuant to the Plan satisfy the requirements for the exemption from the Section 162(m) limit, the $1,000,000 limit will not apply. It is the Company's intention that the Plan be administered in a manner that preserves the deductibility of compensation paid pursuant to the Plan by continuing to comply with the requirements of Section 162(m).

EQUITY COMPENSATION INCENTIVE PLAN INFORMATION

      The adoption of the Plan will not affect any other equity or other compensation or incentive plan in effect for the Company or any affiliated company, and the Plan will not preclude the Company's Board of Directors from establishing any other forms of incentive compensation for officers.

      The Company currently maintains The Bombay Company, Inc. Employee Stock Purchase Plan (the "ESPP"), The Bombay Company, Inc. 1996 Long-Term Incentive Stock Plan (the "1996 Plan"), and The Bombay Company, Inc. Supplemental Stock Program (the "SSP"), all of which were originally approved by the Company's shareholders. The Company also maintains The Bombay Company, Inc. Amended and Restated 2001 Non-Employee Directors' Equity Plan (the "Directors' Equity Plan"), which is not subject to shareholder approval.



      The following table gives information about equity awards under the Company's above-mentioned plans as of February 2, 2003.




                                          Weighted-
                                           average        Number of securities
                                        exercise price    remaining for future
                 Number of securities    of outstading    issuance under equity
                   to be issued upon       options,        compensation plans
  Plan          exercise of outstanding   warrants and    (excluding securities
Category         warrants and rights        rights       reflected in column (a))


                        (a)                   (b)                 (c)

Equity
compensation
plans approved
by security
holders (1)           3,007,958              $3.89             2,828,955 (2) (3)
Equity
compensation
plans not
approved by
security
holders (4)            280,312               $5.72                325,196
Total                 3,288,270              $4.05               3,154,151


(1) Consists of the ESPP, 1996 Plan and SSP.

(2) Of these shares, 292,584 remain available for purchase under the ESPP and 104,352 remain available for purchase under the SSP.

(3) The 1996 Plan includes an "evergreen" feature which replenishes the Plan with newly available shares on an annual basis. The added shares equal 1.25% of the total number of issued shares of Common Stock as of the last day of each fiscal year.

(4) Consists of the Directors' Equity Plan. The material features of the Directors' Equity Plan are described in this Proxy Statement under "Corporate Governance - Compensation of Directors."


THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN, AS AMENDED.





                       EXECUTIVE OFFICERS OF THE COMPANY

CURRENT EXECUTIVE OFFICERS

      The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:



                                     POSITION(S) HELD WITH                  OFFICER OF THE
     NAME                AGE             THE COMPANY                         COMPANY SINCE

Brian N. Priddy           46      Executive Vice President, Operations;          1998
                                  Chair, Executive Management Committee

Elaine D. Crowley         44      Senior Vice President, Chief Financial         1996
                                  Officer and Treasurer

Stephen Farley            48      Senior Vice President, Marketing               2002
                                  and Merchandising

Donald V. Roach           45      Senior Vice President, Strategic Planning      2002

John C. Beuttell          55      Vice President, International Strategies       2000

James D. Johnson          56      Vice President, Human Resources                1998

Michael J. Veitenheimer   46      Vice President, Secretary and                  1985
                                  General Counsel


BUSINESS EXPERIENCE

      Brian N. Priddy currently chairs the Executive Management Committee, and has served as Executive Vice President, Operations since February 2001, after having served as Senior Vice President, Store Operations since April 1998. Prior to joining Bombay, Mr. Priddy was a member of the Senior Strategic Leadership Team for Sears, Roebuck and Company from July 1993 to April 1998 and as Regional Merchandise Manager for Montgomery Wards from September 1992 to July 1993. Prior thereto, Mr. Priddy served as Director of Stores for Lillie Rubin Incorporated from May 1991 to September 1992 and as Regional Vice President of Stores for Maison Blanche department stores from November 1984 to April 1991.

      Elaine D. Crowley was named Senior Vice President, Chief Financial Officer and Treasurer in February 2002, after having served as Vice President, Chief Financial Officer and Treasurer since December 2000. She was named Vice President, Finance and Treasurer in January 1996, after having served as Corporate Controller since January 1995. Ms. Crowley acted as Executive Vice President, Operations of The Bombay Company division from January 1994 to January 1995, Vice President and Controller from January 1991 to December 1994, and Controller from August 1990 to December 1990. Ms. Crowley was with Price Waterhouse from 1981 to 1990.

      Stephen Farley currently serves as Senior Vice President, Marketing and Merchandising. He joined Bombay as Senior Vice President, Marketing in May 2002 and assumed the additional responsibilities for merchandising in August 2002. Prior to Bombay, Mr. Farley served as Chief Marketing Officer for J. C. Penney Company from April 1999 to January 2001 and was Senior Vice President and a member of the Senior Management Committee of Payless ShoeSource, Inc. from 1992 to 1999. From 1989 to 1992, Mr. Farley was Senior Vice President and Group Account Director and Executive Vice President, Director Account Management for the Earl Palmer Brown, Inc. advertising agency. He was also Senior Director, Advertising for Pizza Hut, Inc. from 1987 to 1989 and Senior Vice President, Management Supervisor at Saatchi and Saatchi, Inc. from 1984 to 1987.

      Donald V. Roach currently serves as Senior Vice President, Strategic Planning as a result of his promotion from Vice President, Finance in September 2002. Mr. Roach joined Bombay in March 2002 as Vice President, Finance after having served as Acting Chief Financial Officer on a consulting basis for Guess? Inc. from March 2001 until February 2002, and as Executive Vice President, Chief Operating Officer of eFanshop Inc. from October 2000 to January 2001. Mr. Roach has held a number of positions at Footstar Inc. and Melville Corporation and its subsidiaries, including Senior Vice President, Operations and Finance at Footaction USA from 1997 to 2000, Vice President and Corporate Controller at Footstar Inc. from 1996 to 1997, Senior Vice President and Chief Financial Officer of Footaction USA from 1991 to 1996 and Vice President and Chief Financial Officer of Fan Club from 1990 to 1991. He also held the position of Assistant Controller and Director of Planning and Budgeting for Melville Corporation from 1987 to 1990. Mr. Roach started his retail career at J. C. Penney Company, Inc. where he served in a number of finance and management positions from 1979 to 1987.

      John C. Beuttell joined Bombay as Vice President, International Strategies in October 2000. Before coming to Bombay, Mr. Beuttell served as Director of International Marketing and Sales for Ben & Jerry's Homemade, Inc. from March 1997 to September 2000. In this position he was responsible for all marketing, sales, operations and franchising activities outside the United States. Prior thereto, Mr. Beuttell served as Senior Vice President, Marketing for Galoob Toys, Inc. from February 1996 through February 1997 and as Executive Vice President, International for YES! Entertainment Corporation from March 1993 to February 1996. Mr. Beuttell began his 30-year international business career with Cheseborough-Ponds International in 1970, and has held executive positions since with Mattel, Inc., Atari, Inc. and Matchbox Toys USA.

      James D. Johnson joined Bombay in August 1998, as Vice President, Human Resources. Prior thereto, Mr. Johnson served as Regional Human Resources Manager for Sears Product Service for the Dallas and Memphis Region, and as District Human Resources Manager for Sears Retail Organization from December 1994 to August 1998. Prior thereto, Mr. Johnson was employed by Federated Department Stores in the Abraham & Strauss division from August 1982 to December 1994 as Area Director of Human Resources, Director of Human Resources/Operations and Merchandising Group Manager. Mr. Johnson began his retail human resources career at Macy's Department Stores, where he was employed from 1974 to 1982.

      Michael J. Veitenheimer has served as Vice President, Secretary and General Counsel since August 1994. Mr. Veitenheimer joined Bombay in November 1983 as General Counsel and Assistant Secretary, and was named Secretary of the Company in July 1985. Prior thereto, Mr. Veitenheimer was in private practice of law in Fort Worth, Texas.

TERMS OF OFFICE; RELATIONSHIPS

      The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The Company currently does not have a Chief Executive Officer. The Summary Compensation Table includes individual compensation information on the five most highly paid executive officers for the last three fiscal years. Information is also provided with respect to Carmie Mehrlander, former Chairman of the Board, President and Chief Executive Officer who separated from the Company in August 2002.


                       SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                                                                 Compensation

                                                    Other          Awards            All
                                                    Annual                          Other
Name and Principal       Fiscal      Annual        Compensa-  Restricted  Stock    Compensa-
   Position               Year    Compensation     tion(1)    Stock (2)   Options   tion (3)
                                Salary($) Bonus($)   ($)         ($)         (#)      ($)


Brian N. Priddy,
Executive Vice            2002  287,716  180,658       -           -       50,000     14,046
President,                2001  275,000     -          -        138,000    80,000     14,870
Operations                2000  235,289   84,000       -           -       70,000     11,322
Elaine D. Crowley,
Senior Vice President,    2002   231,177  138,505       -          -       50,000      11,232
Chief Financial           2001   200,000     -          -          -       15,000      11,572
Officer, and Treasurer    2000   164,231   48,792       -          -       51,000       6,924
John C. Beuttell, Vice
President,                2002   225,000   99,362       -          -       50,000       3,991
International             2001   233,654   25,000       -          -         -          3,108
Strategies(4)             2000    69,231   20,000       -          -       55,000         284
Stephen  Farley,
Senior Vice President,    2002   170,769  144,527       -          -      125,000         306
Marketing and
Merchandising
Michael J. Veitenheimer,
Vice President,           2002   198,177   89,046       -         -        35,000       10,584
Secretary and General     2001   187,000      -         -         -        40,000        9,074
Counsel                   2000   181,058   62,261       -         -        30,000       10,162
Carmie Mehrlander,
Former Chairman of the    2002   271,154      -         -         -       150,000      883,796
Board, President and      2001   500,000      -         -      276,000    175,000       20,703
and Chief Executive       2000   480,769  226,800       -         -       125,000       14,892
Officer (4)



(1) "Other Annual Compensation" covers forms of annual compensation not properly categorized as salary or bonus, including perquisites. No named executive officer received such compensation or perquisites which exceeded the threshold level for disclosure purposes.

(2) At the end of Fiscal 2002, Mr. Brian N. Priddy held a restricted stock award covering 25,000 shares of stock, which shares had a total value of $143,000 based upon the closing market price of the Common Stock on January 31, 2003. The restricted stock award vests in February 2004. The Company has historically not paid dividends on its Common Stock and it does not expect that dividends will be paid on the restricted stock.

(3) The totals in this column reflect the aggregate value of the Company's contribution to each named executive officer under the 401(k) Savings Plan, Supplemental Stock Plan, and Executive Disability Plan, and insurance and severance-related payments, if applicable. For Fiscal 2002, these amounts were as follows: Brian N. Priddy: $6,509; $4,687; $2,040 and $810. Elaine D. Crowley: $6,513; $2,322; $1,920 and $477.
      John C. Beuttell:  $0; $0; $2,040 and $1,951.  Stephen Farley: $0; $0; $0
      and $306.  Michael J.  Veitenheimer: $8,211; $0; $1,792 and $581.  Carmie
      Mehrlander:  $5,212;  $2,163;   $1,106  and  $621.   The  total  for  Ms.
      Mehrlander includes the full value of her 18-month severance arrangement, totaling $874,694, but such amount is subject to offset by compensation from subsequent employment.

(4) Mr. Beuttell joined the Company in October 2000 and his compensation shown for Fiscal 2000 is for a partial year. Mr. Farley joined the Company in May 2002 and his compensation shown for Fiscal 2002 is for a partial year. Ms. Mehrlander left the Company in August 2002, and her compensation shown for Fiscal 2002 is for a partial year.


STOCK OPTION GRANTS

      The following table provides information concerning the grant of stock options under the 1996 Long-Term Incentive Stock Plan to the individuals named in the Summary Compensation Table during Fiscal 2002.




                        OPTION GRANTS IN LAST FISCAL YEAR

                                   Percent of
                                  total options                          Grant Date
                        Options    granted to    Exercise or                Present
                        Granted   employees in   base price   Expiration   Value $
     Name               (#) (1)   fiscal year   ($/share)(2)     Date         (3)

Brian N. Priddy          50,000       4.5%          $2.38       2/06/12    $75,440

Elaine D. Crowley        50,000       4.5%          $2.38       2/06/12    $75,440

John C. Beuttell         50,000       4.5%          $2.38       2/06/12    $75,440

Stephen Farley           60,000      11.2%          $4.55       5/20/12    $172,764
                         65,000                     $3.76      11/13/12    $150,358

Michael J. Veitenheimer  35,000       3.1%          $2.38       2/06/12     $52,808


Carmie Mehrlander(4)    150,000      13.5%          $2.38       8/20/02    $226,320


(1) Grants of options to purchase shares of Common Stock under the 1996 Long-Term Incentive Stock Plan vest from the date of grant at a rate of 33% per year for three years and expire on the tenth anniversary of the date of grant. The plan provides that in the event of a change in control, as defined therein, all options granted under the plan immediately become exercisable for a period of 60 days after the effective date of such change in control.

(2) Exercise price is equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date of the grant.

(3) The grant date present values were determined by using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future increases in the price of the Common Stock. The options expiring on February 6, 2012 had a grant date present value of $1.5088 per share. The options expiring on May 20, 2012 had a grant date present value of $2.8794 per share. The options expiring on November 13, 2012 had a grant date present value of $2.3132 per share. The Black-Scholes valuation model was based upon the following assumptions: volatility of 63.9% based on a historical daily average over a six-year period, expected life of options at six years; no expected dividends; and a risk-free interest rate range of 3.8% to 5.8%.

(4) The options granted to Ms. Mehrlander expired upon her departure from the Company in August 2002.


STOCK OPTION EXERCISES AND HOLDINGS

      The following table provides information with respect to the exercise of options by the individuals named in the Summary Compensation Table during the last fiscal year and the value of unexercised options held as of February 1, 2003.




      AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND YEAR END OPTION VALUES

                                         Number of
                                         Securities           Value of
                                         Underlying       Unxexercisable In-
                     Shares              Unexercised       the-Money Options
                   Acquired     Value    Options at        at 2/1/03 ($)(1)
                      on      Realized     2/1/03           Exercisable/
                   Exercise      ($)     Exercisable/       Unexercisable
    Name              (#)                Unexercisable

Brian N. Priddy        0          0     223,587/126,666     296,816/366,457
Elaine D. Crowley      0          0      159,076/76,999     219,361/242,546
John C. Beuttell       0          0      36,667/68,333      88,200/211,100
Stephen Farley         0          0        0/125,000           0/197,600
Michael J.
   Veitenheimer        0          0     168,033/71,667      211,454/213,658
Carmie Mehrlander   78,334     27,696       0 / 0                0 / 0



(1) The closing price of the Common Stock on January 31, 2003, was $5.72 per share.


TERMINATION AGREEMENTS

      On August 19, 2002, Ms. Carmie Mehrlander's employment with Bombay ended. As a result of her departure, her Executive Severance Agreement became effective. Pursuant to the contract, she is entitled to the continuation of base salary and medical benefits for up to 18 months, subject to offset by earnings from subsequent employment.

      In August 2002, the Company entered into a severance agreement with Mr. Brian N. Priddy. Pursuant to the agreement, if his employment is terminated without cause, he is entitled to compensation of up to 24 months base salary, twelve months guaranteed and twelve months subject to offset by earnings from subsequent employment. Upon a change in control, all restricted stock vests, all options become exercisable and the severance pay provisions are activated.

      In May 2002, the Company hired Mr. Stephen Farley as Senior Vice President, Marketing. Pursuant to Mr. Farley's offer letter, if his employment is terminated without cause during the first two years of employment, he is entitled to severance compensation of six months base salary. Upon a change in control, all options granted to him become exercisable.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

      The Compensation and Human Resources Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers and also constitutes the stock option committee for the Company's 1996 Long-Term Incentive Stock Plan. The Committee consists of four independent directors. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed and approved by the full Board.

      Compensation Philosophy. The Company's long-standing compensation philosophy is one of emphasizing performance-based compensation incentives, which create a strong focus on growth in earnings per share and the enhancement of shareholder value. This program consists of competitive base salaries, a bonus program based on successfully achieving predetermined financial and individual performance goals and a heavy emphasis on equity ownership. These compensation elements address both short-term and long-term performance goals. It is understood that the Company's success and ability to properly manage its growth and improve shareholder returns depend, to a significant extent, both upon the performance of the Company's current senior management team and its ability to attract, hire, motivate and retain additional qualified management personnel in the future. It is further recognized that the inability to recruit and retain such personnel, or the loss of critical management, could have an adverse impact on the Company. With these understandings, the Committee used the following principal objectives to establish the Fiscal 2002 compensation plan:

(1) Officer total compensation was targeted at the 50th to 75th percentile of market levels as demonstrated by competitive data;

(2) An annual incentive plan design was utilized with a variable pay component to ensure the universal understanding and practice of a "pay for performance" philosophy;

(3) A variable pay component was incorporated that provided flexibility to appropriately assign bonus dollars to key performers;

(4)  The retention of key management resources was a high priority; and

(5)  Equity ownership by senior management needed to continue to grow.

      The Company has elected to use the Standard & Poors Specialty Stores Index to compare the performance of the Company to that of a broad index of other retailers for purposes of the Shareholders' Total Return Graph presented elsewhere in this Proxy Statement. However, in reviewing compensation issues, the Committee focuses on a narrower group of retailers (the "Comparative Group"), along with national survey data. The Comparative Group is reviewed by the Committee annually and changes to the group are made as necessary for comparability purposes. The Committee is of the opinion that these companies reflect a group with which Bombay competes for executive talent. In the selection process, the following criteria are used: first, the company is in the business of specialty retail, with revenues of $250 million to approximately $2.4 billion; and second, a preference is given to home furnishings retailers (mall and non-mall) and to mall-based retailers in other merchandise categories with operating, growth and earnings characteristics similar to the Company. The Comparative Group used for Fiscal 2002 consisted of 16 companies, the majority of which are not in the Specialty Stores Index. To further refine comparability, the Committee also reviews compensation practices for a modified peer group containing the eight companies in the Comparative Group closest to Bombay in net sales volume, with a range of $250 million to $700 million.

      Base Salaries. The Committee reviews and approves salaries for the CEO and the other executive officers generally on an annual basis. Recommended base salaries are reviewed and set based on information derived from the
Comparative Group and national surveys of compensation data, as well as evaluations of the individual executives' positions, performance and contribution. In making salary decisions, the Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels. A ranking process is used to evaluate the executive officers as to their overall performance and contribution to determine the appropriate salary merit increase on a relative individual basis and to meet an overall Company salary increase budget. Salaries of Company executives are generally set at or near median levels. No base salary merit increases were given at the beginning of Fiscal 2002, although adjustments were made due to promotions and assumption of additional duties or responsibilities. In the executive officer group, salaries for the fiscal year represented a range of approximately 60% to 70% of projected total annual compensation.

      Annual Incentive Bonus. Annual incentive bonuses for executive officers are designed to satisfy the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon Company performance. To carry out this philosophy, the Company implemented the Executive Management Incentive Compensation Plan (the "Incentive Plan"), which is a pay-for-performance plan intended to motivate and reward executive officers by directly linking cash bonuses to specific corporate financial targets. This plan was originally approved by the shareholders in 1994 and, as amended and restated, is being submitted again this year. See "Approval of the Executive Management Incentive Compensation Plan, as Amended."

      The Incentive Plan provides that a bonus pool is created based upon measurements of shareholder return, principally on improvement in earnings. The bonus pool is derived by setting aside a fixed percentage of pre-tax profits and contains a profit threshold that must be met for the payment of any bonus based on profitability. The profit percentage and other shareholder return measurement elements, if applicable, along with the minimum thresholds, are established by the Committee and approved annually by the Board of Directors.
The Incentive Plan also provides the Committee with the flexibility to base a portion of an officer's annual incentive bonus upon the individual performance of the officer.

      For Fiscal 2002, profitability in excess of the approved thresholds would generate bonus dollars to be divided based upon predetermined allocations of the bonus pool dollars. For the executive officers, achievement of the business plan was set to provide bonus dollars based 100% on Company performance except for Mr. Beuttell, whose bonus was based 80% on Company performance and 20% on individual performance measures.

      Compensation Results. The Company's performance for Fiscal 2002 was reviewed by the Committee, which included a consideration of significant, non-recurring items. After adjustments deemed appropriate by the Committee, the results exceeded both the minimum profit threshold criteria and the approved business plan established for the fiscal year. Therefore, profit-based bonuses in the range of 113% to 120% were earned. Actual bonus payments are reflected in the Summary Compensation Table.

      Stock Options/Equity Ownership. The Company's compensation program is also intended to create long-term incentives for executives to act in ways that will create long-term growth in shareholder value. To further this goal, in Fiscal 2002 members of senior management, including the executive officers, were awarded incentive and non-qualified stock options. These grants are reflected in the Summary Compensation Table and Option Grants in Last Fiscal Year table contained in this Proxy Statement.

      Pursuant to the 1996 Long-Term Incentive Stock Plan, awards are granted at the discretion of the Committee, generally once per year. The number of shares covered by such awards is determined based upon benchmarks for comparable positions and an assessment of the individuals' performance. The Committee considers the recommendation of and relies on information provided by the CEO in determining awards to be granted to the non-CEO executive officers. Stock options are granted with an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of grant. Options typically vest over a three-year period (33% per year) and are not dependent on further individual performance criteria. The Committee believes that the periodic grant of time-vested stock options and restricted stock provides an incentive that focuses the executives' attention on managing the business from the perspective of owners with an equity stake in the Company. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Company's stock price increases after the option is granted.

      CEO Compensation. Ms. Carmie Mehrlander served as CEO until her separation from the Company in August 2002. She was paid at an annual base salary rate of $500,000 for the period. Due to Company operating results through the date of her separation, Ms. Mehrlander was not paid a bonus for Fiscal 2002. On February 7, 2001, Ms. Mehrlander was granted incentive and nonqualified stock options covering 150,000 shares, priced at $2.38 per share, which were cancelled on her departure. Ms. Mehrlander's severance arrangement is described in this Proxy Statement under "Executive Compensation - Termination Agreements."

      Impact of Section 162(m) of the Internal Revenue Code. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit per year on the corporation tax deduction for compensation (including stock-based compensation such as stock options) paid with respect to the top five executive officers of publicly-held corporations, unless, in general, such compensation is performance-based and approved by shareholders. It is the Company's present intention that all amounts paid to its executives be fully deductible under the applicable tax laws. To maintain this deductibility, (i) the Committee adopted and the Board of Directors and shareholders approved the 1996 Long-Term Incentive Stock Plan and (ii) the Committee adopted, the Board of Directors approved, and shareholders are being asked to approve the Executive Management Incentive Compensation Plan, as amended, at the Annual Meeting. See "Approval of the Executive Management Incentive Compensation Plan, as Amended."

      The Committee believes that the quality and motivation of management makes a significant difference in the performance of the Company, and that a compensation program which is tied to performance is in the best interests of shareholders. The Committee is of the opinion that the Company's compensation plans meet these important requirements.

                                                       Bruce R. Smith, Chair
                                                       John H. Costello
                                                       Paul J. Raffin
                                                       Julie L. Reinganum




1998 - 2003 SHAREHOLDERS' TOTAL RETURN GRAPH

      The following graph compares the Company's cumulative shareholder return to the returns for all the companies in the S&P 500 Index and those companies comprising the S&P Specialty Stores Index for the five-year period ended January 2003. The return values are based on an assumed investment of $100, as of the close of business on the last business day of January 1998, in the Company's Common Stock and in the stock of the companies in each of the two comparator groups, with all dividends treated as reinvested and each comparator group weighted by each component company's market capitalization on the last business day of January for each subsequent year through January 2003.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG THE BOMBAY COMPANY, INC., THE S&P 500 INDEX
                      AND THE S&P SPECIALTY STORES INDEX




                             1/98     1/99     1/00     1/01     1/02    1/03

THE BOMBAY COMPANY, INC.   $100.00   $97.26   $86.31   $51.29   $49.32  $125.37
S&P 500                    $100.00  $132.49  $146.20  $144.88  $121.49   $93.52
S&P SPECIALTY STORES
INDEX                      $100.00   $82.96   $56.43   $63.99   $80.24   $68.48








            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and certain persons or groups who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the applicable national stock exchange. Such officers, directors and beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners in excess of ten percent (10%) were complied with during Fiscal 2002.

                             CERTAIN TRANSACTIONS

      In August 1999, the Board of Directors approved an Executive Stock Purchase Plan (the "Purchase Plan") pursuant to which certain executive officers of the Company were given the opportunity to purchase up to specified amounts of Common Stock at current market prices as of the time of each purchase. The Company agreed to loan to the executive officers the amount required to purchase the Common Stock, but the loans are not collateralized by the Common Stock. All principal and accrued interest on the loans was payable at the end of a three-year term, with such interest to accrue at the Applicable Federal Rate for the month in which the Common Stock was purchased. The
Purchase Plan provided that if any of the Common Stock was sold within the three years following the date of purchase, any sales proceeds per share over the purchase price per share was to be paid to the Company unless at the time of the sale all principal and accrued interest on the loan used to purchase the Common Stock had been paid to the Company. In May 2002, the Board of Directors elected to abolish the Purchase Plan and authorized the Company to repurchase the shares held by the plan participants at the current market price on the date the plan was abolished. Amounts owed to the Company or the participants as a result of the difference between the market value of the stock and the loan balances plus accrued interest were paid in full and the notes were extinguished. The following executive officers of the Company had outstanding loans in the following amounts, including principal and accrued interest at the weighted average rate of interest per annum shown. These amounts represent the maximum indebtedness of each executive under the Purchase Plan. There are currently no outstanding loans by the Company to any executive officer.


                                        Weighted Average
                                        Rate of Interest
                            Amount         Per Annum

       Carmie Mehrlander   $341,201           5.81%
       Brian N. Priddy     $168,782           6.01%



                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      The Board of Directors selected PricewaterhouseCoopers LLP as independent accountants to audit the books, records and accounts of the Company for Fiscal 2003. PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1975 and is, therefore, familiar with the affairs and financial procedures of the Company. To the knowledge of management, neither such firm nor any of its members has any direct or material indirect financial interest in the Company nor any connection with the Company in any capacity otherwise than as set forth in this Proxy Statement under "Election of Directors - Meetings and Committees of the Board - Audit and Finance Committee Disclosure."
      A representative of the firm is expected to be present at the Annual Meeting on May 15, 2003 to answer questions and, if requested, will be afforded an opportunity to make a statement regarding the financial statements.

                SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

      A shareholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for next year's Annual Meeting, which is expected to be held on or about May 13, 2004, must deliver the proposal to the Company no later than December 12, 2003. The Company requests that all such proposals be addressed to Michael J. Veitenheimer, Vice President, Secretary and General Counsel, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107, and mailed by certified mail, return receipt requested. In addition, the Company's Bylaws require that notice of shareholder nominations for directors and related information be received by the Secretary of the Company no later than 45 days before the anniversary of this year's Annual Meeting which, for next year's Annual Meeting, will be April 1, 2004.

                                    GENERAL

      The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10-K for Fiscal 2002, as filed with the Securities and Exchange Commission, including the financial statements and schedules. Such report will be filed with the Securities and Exchange Commission on or before May 2, 2003. Requests for copies of such report should be directed to Michael
J. Veitenheimer, Vice President, Secretary and General Counsel, The Bombay Company, Inc., 550 Bailey Avenue, Suite 700, Fort Worth, Texas 76107.

REPORT TO SHAREHOLDERS

      The Annual Report to Shareholders of the Company for Fiscal 2002 has been forwarded to all shareholders. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of Proxies.

      Please either date, sign and return the enclosed Proxy or vote by phone or Internet using the instructions on the Proxy card at your earliest convenience. A prompt return of your Proxy will be appreciated, as it will save the expense of additional solicitation.

                                             By Order of the Board of Directors



                                                      MICHAEL J. VEITENHEIMER
                                                      Vice President, Secretary
                                                        and General Counsel